UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 22, 2006
CINCINNATI BELL INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-8519 (Commission File Number)	31-1056105 (IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio (Address of principal executive offices)		45202 (Zip Code)
Registrant’s telephone number, including area code: (513) 397-9700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 22, 2006, Cincinnati Bell Inc. (the “Company”) entered into a Stipulation and Agreement of Settlement of ERISA Actions (the “Agreement”) providing for the settlement of a putative class action lawsuit entitled In Re Broadwing Inc. ERISA Litigation, pending in the United States District Court for the Southern District of Ohio (the “Court”), into which five previously filed lawsuits were consolidated. Previously disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, the litigation asserted claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), against the Company, certain of its officers and directors and the Company’s Employees’ Benefit Committee (collectively, the “defendants”).
     There has been no finding or admission of any wrongdoing by any of the defendants in the lawsuit. The defendants entered into the Agreement to avoid protracted and costly litigation.
     Under the Agreement, defendants are obligated to pay $11 million, which payment will be made on their behalf by their insurers, to a fund to settle the claims of, and obtain a release of all claims from, the class members.
     The Agreement is contingent upon the satisfaction of various conditions, including, but not limited to, preliminary approval by the Court and final approval by the Court after notice to the class and a hearing. There can be no assurance that the Agreement will be approved by the Court or upheld if challenged on appeal. If the Agreement is approved by the Court, the Agreement will result in a dismissal of the case with prejudice and will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 10.1 Stipulation and Agreement of Settlement of ERISA Actions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.
By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Date: February 23, 2006

Exhibit Index

Exhibit No.	Exhibit
Exhibit 10.1	Stipulation and Agreement of Settlement of ERISA Actions.